Exhibit 99.1

Company Contacts:
George A. Abd	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release
Wednesday, June 13, 2007
SPARTECH ANNOUNCES SECOND QUARTER EARNINGS UP 13% FROM 2006 AND
REAFFIRMS GUIDANCE FOR 2007
_______________________
ST. LOUIS, June 13, 2007 — Spartech Corporation (NYSE:SEH) announced today its operating results for its second quarter ended May 5, 2007.
Second Quarter 2007 Highlights
•	Diluted earnings per share were $0.49 compared to $0.42 recorded in the second quarter of 2006. Net Earnings increased by 13% to $15.7 million from $13.9 million in last year’s second quarter driven by stronger margins, lower costs and lower interest expense.

•	Operating earnings increased $1.5 million from last year’s second quarter to $29.6 million due to continued strong material margins combined with improved conversion costs resulting mostly from last year’s plant consolidation efforts and lower freight costs. All three of our reporting groups delivered increased earnings for the quarter.

•	Cash flows provided by operations were $26.1 million which was comparable to last year’s second quarter record performance. Working capital as a percentage of sales improved to 9.3% compared to 11.1% at the end of last year’s second quarter.

•	Our Green Initiative product sales volume continued to grow at a significant pace, increasing by 31% over the second quarter of 2006, despite a challenging general demand environment.

•	The results for the quarter are in line with our expectations and therefore the Company is affirming our earnings guidance for fiscal 2007 at a range of $1.55 to $1.62 per share, before the impact of special items.
Overview of Results
Net sales for the second quarter were $377.4 million compared to $389.3 million in the second quarter of 2006 representing a decrease of 3%. This change was caused by a 1% decrease in volume from declines in sales to the automotive, heavy truck, recreational vehicle and residential construction sectors of our end markets and a 2% decrease from a higher sales mix of lower price per pound products in our sheet business. Sales volumes were strong in our Sheet segment and Engineered Products group up 3% and 8% respectively offset by a 6% volume contraction in Color and Specialty Compounds due primarily to shrinkage in the domestic automotive market. We continued to see success in our Green Initiative with sales of these products that deliver environmental and energy savings benefits growing by 31% in the second quarter compared to last year’s second quarter.
Operating earnings for the second quarter of 2007 were $29.6 million compared to $28.0 million in the prior year second quarter. Included in operating earnings for the current quarter were $0.2 million of costs related to plant restructurings compared to $0.5 million in the prior year second quarter. The increase in operating earnings reflects an improvement in gross margin per pound sold of 0.9 cent which more than offset the negative impacts of the decrease in sales volume and higher corporate selling, general and administrative expenses. The 0.9 cent improvement in gross margin per pound sold was driven by a 0.2 cent increase in material margin from a drop in mix of lower than average margin sales to the automotive market and a 0.7 cent decrease in conversion costs resulting from the favorable results of our prior year consolidations in our Color & Specialty Compounds segment, better management of our company-wide freight program, the favorable result of current year cost reduction efforts as well as mix changes.
Corporate selling, general and administrative expenses increased $1.9 million of which $0.9 million was caused by an increase in foreign currency loss due to a weakening U.S. dollar. On a consolidated basis, this loss was partially offset by a $0.5 million increase in foreign currency gain in our Engineered Products group resulting in a net increase in currency pretax loss of $0.4 million. The remaining $1.0 million increase in corporate expenses was caused by higher information technology expenses from our on-going Oracle ERP implementation.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $40.1 million in the second quarter of 2007 compared to $38.2 million in the prior year second quarter. Interest expense decreased to $4.3 million from $5.6 million due to our focused efforts in debt reduction using our improved cash flow over the past two years. Reported net earnings totaled $15.7 million or $0.49 cents per diluted share for the second quarter of 2007 compared to $13.9 million or $0.42 per diluted share in the second quarter of 2006.
Commenting on the results, George A. Abd, President and CEO, stated, “We were pleased with the earnings performance in our second quarter, a quarter in which we saw a challenging demand environment for some of our key markets. Despite this environment, we saw a nice volume recovery in our Sheet segment and Engineered Products group in the quarter. The Company’s ability to generate higher earnings in all of our business segments in this environment is confirmation of the structural improvements that we have made in the past two years. Based on the Company’s performance in the quarter we remain confident in our progress this year and are therefore maintaining our guidance for the full year at $1.55-$1.62 per share even given some strong headwinds currently in the market.”
Mr. Abd continued, “In the quarter, we continued to make significant progress in our three key capital initiatives for the year, the construction of our new facility in Greenville, Ohio, the Ramos, Mexico plant expansion and most significantly our Oracle ERP implementation which will continue for the remainder of 2007 and throughout 2008. Our first major facility to go live on the new system did so in March with five more facilities transitioning in May. This is a major transition for the Company and the employees involved in this implementation did an outstanding job of managing the change with minimal impact to our customers.”

Segment Results Custom Sheet & Rollstock — Net sales decreased 1% and operating earnings were up 4% from the second quarter of 2006.

(In Millions)	Second Quarter
	2007	2006
Net Sales	$239.0	$240.9

Operating Earnings	$21.4	$20.5

The sales decrease included a 3% increase in underlying sales volume more than offset by a 4% decrease from price/mix changes. The volume increase was driven by strong sales to the material handling, appliance and food packaging markets. These increases were partially offset by lower sales to the residential construction, heavy truck, and recreation and leisure markets. The decrease in price/mix is the effect of a higher mix of lower sales price per pound products and lower resin costs for some major resins which we passed on to customers as lower pricing.
The increase in operating earnings was driven by the increase in underlying sales volume. This segment’s gross margin per pound sold remained consistent reflecting a 1.0 cent decrease in conversion costs offset by a 1.0 cent decrease in material margin. These per pound changes reflect the impact of a larger mix of lower material margin and conversion cost products.
Color & Specialty Compounds — Net sales were down 9% and operating earnings were up 12% from the second quarter of 2006.

(In Millions)	Second Quarter
	2007	2006
Net Sales	$111.6	$122.3

Operating Earnings	$9.0	$8.1

The sales change was comprised of a 6% decrease in underlying pounds sold and 3% decrease from price/mix changes. The decrease in volume related to a decline in sales to the domestic automotive market, offset partially by continued strong sales related to commercial roofing applications. The decrease in price/mix was caused by lower resin costs which we passed on to customers as price decreases.
Of the $1.0 million improvement in operating earnings, $0.6 million was due to prior year restructuring expenses associated with our plant consolidations. The remaining increase in operating earnings was driven by a 0.9 cent increase in gross margin per pound sold which more than offset the impact of the lower sales volume. This per pound gross margin improvement was caused by a 0.3 cent improvement in material margin and 0.6 cent decrease in conversion costs. A smaller sales mix of lower margin automotive compounds combined with a larger sales mix of higher margin Green Initiative products resulted in the material margin improvement. Conversion costs decreased on a per pound sold basis due to the favorable impact of our prior year consolidations and lower freight costs.

Engineered Products — Net sales increased 3% and operating earnings increased significantly over the second quarter of 2006.

(In Millions)	Second Quarter
	2007	2006
Net Sales	$26.8	$26.1

Operating Earnings	$4.9	$3.4

The increase in sales reflects an 8% higher volume of wheels to the lawn and garden market partially offset by a higher mix of lower priced product. Approximately $1 million of the operating earnings increase was driven by higher profitability of our wheels business and the remaining $0.5 million was from the impact of higher foreign currency gains at our Canadian profiles business due to a weakening U.S. dollar.
Cash Flow Performance
Cash provided by operating activities was $26.1 million in the second quarter of 2007 which was consistent with the prior year second quarter record amount. Operating cash flow before the change in current assets and liabilities, representing working capital balances, increased $2.2 million over the prior year second quarter from an increase in cash earnings. This increase was offset by changes in our working capital balances. We used $2.5 million of cash to invest in net working capital in this year’s second quarter due to seasonal increases in business levels from the first quarter. This compares to a $0.3 million use of cash during the same period last year which was lower than our current quarter investment because of a more significant improvement in net working capital metrics in the prior year second quarter. However, we have made significant improvements in our net working capital management when comparing the end of second quarter of 2007 to the prior year second quarter. We measure our end of period net working capital investment as a ratio of the trailing-two months of sales annualized to a full year. Using this measure, our net working capital as a percentage of sales improved to 9.3% at the end of the second quarter of 2007 from 11.1% at the end of the second quarter of 2006 due to increased management focus on net working capital metrics.
Cash provided by operating activities in the second quarter of 2007 funded the planned increase in capital expenditures for the plant expansions and information technology developments which resulted in total capital expenditures of $8.2 million and a debt pay down of $14.6 million. As of the end of the second quarter of 2007, we had $285.3 million of total debt representing a debt to equity ratio of 0.62 to 1 and we have availability under our bank credit facility of $256 million.
Earnings Guidance
The Company is maintaining its earnings guidance for fiscal 2007 at a range of $1.55 to $1.62 per share, before the impact of special items. We have realized the full benefit of our 2006 restructuring activities in our first half of this year and will see less positive impact on our year over year comparison in the remainder of the year as the restructuring was substantially complete in the third quarter of last year. In the second half of 2007, we anticipate a weaker overall demand environment compared to the same period of last year because of substantial weakness in the transportation and residential construction markets. However, we believe that the restructuring efforts that we have completed over the past two years have given us the cost structure necessary to achieve the full year results within this range.
     While we do not give quarterly guidance, we expect the third quarter to represent a more challenging comparable versus last year’s record performance in the face of the demand environment previously discussed combined with the continued strengthening of the Canadian dollar, additional expenses related to our ERP implementation, and some expected inefficiencies resulting from our Greenville consolidation efforts.

* * * * * *
Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which have impacted and could impact our operations and results include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types we produce; (b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service, (c) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (d) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (e) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters; (f) our inability to manage or pass through an adequate level of increases to customers in the costs of materials, freight, utilities, or other conversion costs; (g) our inability to predict accurately the costs to be incurred, time taken to complete, or savings to be achieved in connection with announced production plant restructurings; (h) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (i) adverse developments with work stoppages or labor disruptions, particularly in the automotive industry; (j) our inability to achieve operational efficiency goals or cost reduction initiatives; (k) our inability to develop and launch new products successfully; (l) restrictions imposed on us by instruments governing our indebtedness, and the possible inability to comply with requirements of those instruments; (m) possible weaknesses in internal controls; and (n) our ability to successfully complete the implementation of a new enterprise resource planning computer system. We assume no duty to update our forward-looking statements, except as required by law.

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	May 5,	April 29,	May 5,	April 29,
	2007	2006	2007	2006

Net sales	$377,368	$389,278	$724,622	$732,869

Cost and expenses
Cost of sales	326,832	341,623	635,160	651,442
Selling, general and administrative	19,849	18,403	40,209	36,134
Amortization of intangibles	1,134	1,205	2,272	2,375

	347,815	361,231	677,641	689,951

Operating earnings	29,553	28,047	46,981	42,918

Interest (net of interest income of $109, $214, $229 and $281, respectively)	4,291	5,591	9,054	11,343

Earnings before income taxes	25,262	22,456	37,927	31,575

Income taxes	9,552	8,547	14,152	12,010

Net earnings	$15,710	$13,909	$23,775	$19,565

Net earnings per common share
Basic	$.49	$.43	$.74	$.61

Diluted	$.49	$.42	$.73	$.61

Dividends declared per common share	$.135	$.125	$.270	$.250

Note: Our fiscal year ends on the Saturday closest to October 31. Because of this convention, periodically our fiscal year has an additional week and 2007 will be reported as a 53-week fiscal year. Our first quarter included an additional week and the six month period ended May 5, 2007 includes 27 weeks compared to 26 weeks for the same period of the prior year.

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	May 5, 2007	October 28,
	(Unaudited)	2006

Assets
Current assets
Cash and cash equivalents	$8,251	$5,372
Receivables, net	205,358	200,728
Inventories	120,927	122,329
Prepaids and other	13,653	14,193

Total current assets	348,189	342,622

Property, plant and equipment, net	305,308	304,779
Goodwill	350,399	350,399
Other intangible assets, net	34,529	36,582
Other assets	8,035	7,412

Total assets	$1,046,460	$1,041,794

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$6,875	$6,898
Accounts payable	155,126	149,520
Accrued liabilities	42,887	51,186

Total current liabilities	204,888	207,604

Long-term debt, less current maturities	278,378	282,325
Deferred taxes	99,241	97,681
Other long-term liabilities	6,988	11,491

Total long-term liabilities	384,607	391,497

Shareholders’ equity
Common stock, 33,131,846 shares issued in 2007 and 2006	24,849	24,849
Contributed capital	200,480	198,661
Retained earnings	255,513	240,398
Treasury stock, at cost, 1,001,589 shares in 2007; 1,007,766 shares in 2006	(25,625)	(22,845)
Accumulated other comprehensive income	1,748	1,630

Total shareholders’ equity	456,965	442,693

Total liabilities and shareholders’ equity	$1,046,460	$1,041,794

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Six Months Ended
	May 5,	April 29,
	2007	2006
Cash flows from operating activities
Net earnings	$23,775	$19,565
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Restructuring and exit costs	327	236
Depreciation and amortization	20,943	20,168
Stock compensation expense	1,956	1,555
Other, net	2,568	3,414
Change in current assets and liabilities	(6,336)	(4,012)

Net cash provided by operating activities	43,233	40,926

Cash flows from investing activities
Capital expenditures	(18,454)	(9,388)
Sale of assets	77	2,371

Net cash used for investing activities	(18,377)	(7,017)

Cash flows from financing activities
Net payments on notes and revolving credit facilities.	(10,373)	(28,480)
Payments on bonds and leases	(430)	(373)
Cash dividends on common stock	(8,331)	(7,863)
Stock options exercised	6,692	2,134
Treasury stock acquired	(10,413)	(1,541)
Excess tax benefits from stock based compensation	752	224

Net cash used for financing activities	(22,103)	(35,899)

Effect of exchange rate changes on cash and cash equivalents	126	2

Increase (decrease) in cash and cash equivalents	2,879	(1,988)
Cash and cash equivalents at beginning of year	5,372	4,601

Cash and cash equivalents at end of quarter	$8,251	$2,613

SPARTECH CORPORATION
     Within this press release we have included operating earnings, net earnings, and earnings per share excluding special items, which are non-GAAP measurements and believe they are meaningful to investors because they provide a view of the Company’s comparable operating results. We have also included EBITDA which we believe is a useful tool for investors to assess the operating performance of the business without the effect of non-cash depreciation and amortization expenses, and to assess our ability to service or incur debt. EBITDA is defined as operating earnings excluding depreciation and amortization.
     EBITDA and special items (restructuring and exit costs) represent items that we believe are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures; amounts are unaudited and in thousands, except per share data.

	Three Months Ended		Six Months Ended
	May 5,	April 29,	May 5,	April 29,
	2007	2006	2007	2006

Operating Earnings (GAAP)	$29,553	$28,047	$46,981	$42,918

Special Items — Restructuring and Exit Costs	152	496	390	962

Operating Earnings Excluding Special Items (Non-GAAP)	$29,705	$28,543	$47,371	$43,880

Operating Earnings (GAAP)	$29,553	$28,047	$46,981	$42,918

Depreciation and Amortization	10,556	10,119	20,943	20,168

EBITDA (Non-GAAP)	$40,109	$38,166	$67,924	$63,086

Net Earnings (GAAP)	$15,710	$13,909	$23,775	$19,565

Special Items — Restructuring and Exit Costs, net of tax	95	307	243	596

Net Earnings Excluding Special Items (Non-GAAP)	$15,805	$14,216	$24,018	$20,161

Net Earnings per Diluted Share (GAAP)	$.49	$.42	$.73	$.61

Special Items — Restructuring and Exit Costs	—	.01	$.01	$.02

Net Earnings per Diluted Share excluding Special Items (Non-GAAP)	$.49	$.43	$.74	$.63